Exhibit 21.1

TIM w.e. SGPS, S.A. – List of Subsidiaries

Subsidiary	Jurisdiction
Tim we Angola	Angola
Total Tim Argentina, S.R.L	Argentina
Tim We Argentina	Argentina
Mobile Int. LLC	Azerbaijan
Tim We Bolivia, S.R.L.	Bolivia
Total Spin Serviços de Telecomunicações, Lda.	Brazil
Bookmark Agência de Publicidade, Ltda.	Brazil
Brasiltec	Brazil
Total Tim Chile Telec., Lda.	Chile
Tim We Asia	China
Tim We WFOE	China
Tim We Columbia. Lda	Colombia
Total Tim we, S.A.	Costa Rica
Tim We Republica Dominicana	Dominican Republic
Tim We FZ LLC	Dubai
Tim We Ecuador, S.A.	Ecuador
Tim We El Salvador	El Salvador
Tim We France	France
Total TIM Georgia	Georgia
TIMWE Hellas Limited Liability Company	Greece
Tim We Guatemala	Guatemala
Tim We Honduras	Honduras
Tim We Iran	Iran
Tim We Irlanda	Ireland
TIM we Telecom	Kazakhstan
TIM w.e. Kenya Ltd	Kenya
TIM w.e. Kyrgyzstan	Kyrgyzstan
Tim We Luxemburgo	Luxembourg
Tim w.e. Malasya	Malaysia
Tim We Mexico	Mexico
Total TIM SRL	Morocco
Tim we Moçambique	Mozambique
Total Tim Moçambique	Mozambique
Tim We Nicaragua	Nicaragua
TIM w.e. Nigeria Ltd	Nigeria
Total Tim Panamá, S.A.	Panama
Total Tim Paraguay, S.A.	Paraguay
Total Tim We Peru, S.A.C.	Peru
Tim We Poland	Poland
Tekmob, S.A.	Portugal
Tim We, S.A.	Portugal
Total Tim, Lda	Portugal
Tim We ID	Portugal
Tim we Consult	Portugal
Total Spin SRL	Romania
Tim We Russia	Russia
Tim We Arabia Saudita	Saudi Arabia
Tim we servia	Serbia
Tim We SAF	South Africa
Servicios Tecnologicos Tim, S.L.	Spain
Tim we - Servivios de Telecomunicaciones Moviles SA	Spain
TIMWE Iletisim Hizmetleri Ticaret Limited Sirketi	Turkey
TIM we Telecom LTD	Ukraine
Tim We Uruguay, S.A	Uruguay
Tim We LLC	United States of America
Total Tim Venezuela, C.A.	Venezuela